Exhibit 10.6

VERADIGM INC.

AGREEMENT FOR THE PAYMENT OF BENEFITS

FOLLOWING TERMINATION OF EMPLOYMENT

This AGREEMENT, dated as of May 21, 2024 (the “Effective Date”), between VERADIGM INC., a Delaware corporation (the “Company”), and [_______] (the “Executive”),

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company in the position of [_______] of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the separation benefits to be provided to the Executive in the event that his or her employment terminates under the circumstances described herein.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:

(a) “Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.

(b) “Base Salary” shall mean the higher of (i) the annual base salary in effect immediately prior to the Date of Termination or (ii) the annual base salary in effect for the year immediately prior to the year in which the Date of Termination occurs.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events: (i) the willful or grossly negligent failure by Executive to perform Executive’s duties and obligations hereunder in any material respect, other than any such failure resulting from the disability of Executive; (ii) Executive’s conviction of a crime or offense involving the property of Company, or any crime or offense constituting a felony or involving fraud or moral turpitude; provided that, in the event that Executive is arrested or indicted for a crime or offense related to any of the foregoing, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest or indictment; (iii) Executive’s violation of any law, which violation is materially and demonstrably injurious to the operations or reputation of Company; or (iv) Executive’s material violation of any generally recognized policy of Company or Executive’s refusal to follow the lawful directions of the Board or the Chief Executive Officer of the Company, or Executive’s insubordination to Executive’s supervisor.

(e) “Change in Control” shall mean and be determined to have occurred upon any one of the following events: (i) the date any person or group other than any Subsidiary (or any employee benefit plans (or related trust) of the Company or any of its Subsidiaries) acquires beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of the Company’s then outstanding voting securities which generally entitle the holder thereof to vote for the election of directors (“Voting Power”); provided, however, that no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of Company immediately before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or (ii) the date the individuals who constitute the Board as of the date of the approval of this Plan by the Board (the “Incumbent Board”) cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the date of the approval of this Plan by the Board whose election or nomination for election by Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered, for purposes of this definition, as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened solicitation by a person or group other than the Board for the purpose of opposing a solicitation by any other person or group with respect to the election or removal of directors of the Company; or (iii) the Company effects (A) a merger, reorganization or consolidation of Company with one or more corporations or entities, unless, in any such case, immediately after such merger, reorganization or consolidation, more than 50% of the Voting Power of the then outstanding securities of the corporation resulting from such merger, reorganization or consolidation is then owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the outstanding voting stock of Company immediately prior to such merger, reorganization or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such merger, reorganization or consolidation, of the outstanding voting stock of the Company; or (B) a sale or other disposition of all or substantially all of the assets of Company (x) other than to an entity of which Company owns at least 50% of the Voting Power or (y) other than to a corporation with respect to which, immediately after such sale or other disposition, more than 50% of the Voting Power of the then outstanding securities thereof is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the voting stock of the Company immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the outstanding voting stock of the Company. For purposes of the foregoing definition, the terms “beneficially owned” and “beneficial ownership” shall have the meanings ascribed to them in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), the term “person” shall have the meaning ascribed to it in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act and “group” means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the Exchange Act.

(f) “Change in Control Period” shall mean the period beginning on the date three (3) months prior to the date of a Change in Control and (i) with respect to the provisions of Section 5(a), ending on the one-year anniversary of the Change in Control, and (ii) with respect to the provisions of Section 5(b), ending on the two-year anniversary of the Change in Control.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Date of Termination” shall mean the date that the Executive’s employment with the Company (or any successor) ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, the Executive’s employment shall not be deemed to have been terminated solely as a result of the Executive becoming an employee of any direct or indirect successor to the business or assets of the Company.

(i) “Disability” shall be deemed to have occurred if, as a result of illness or incapacity, Executive shall be unable to perform substantially Executive’s required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period.

(j) “Good Reason” shall mean the occurrence of any of the following, without the Executive’s consent: (i) any reduction in the Base Salary or any failure to pay the Base Salary (other than, in the case of clause (y), the inadvertent failure to pay a de minimis amount of the Base Salary, which payment is immediately made by Company upon notice from Executive) and excluding a reduction in Base Salary due to an across the board decrease in annual base salary similarly affecting similarly-situated employees of the Company; (ii) a material diminution in or other substantial adverse alteration in the nature or scope of Executive’s responsibilities or authority with Company from those in effect on the Effective Date (excluding, for this purpose, changes following a Change in Control (x) to Executive’s reporting responsibilities and (y) arising by reason of Company ceasing to be a public company); or (iii) Executive’s principal place of business is moved to a location that is more than fifty (50) miles from Executive’s offices in effect on the Effective Date other than a relocation due to a remote work arrangement.

(k) “Good Reason Process” shall mean, in the event of the occurrence of a Good Reason, Executive shall have the right to terminate Executive’s employment and receive the benefits set forth in this Agreement, upon delivery of written notice to Company no later than the close of business on the sixtieth (60th) day following the effective date of the occurrence giving rise to Good Reason; provided, however, that such termination shall not be effective until the expiration of thirty (30) days after receipt by Company of such written notice if Company has not cured within the thirty (30)-day period (the “Cure Period”). If Company so effects a cure, the Good Reason notice shall be deemed rescinded and of no force or effect. Notwithstanding the foregoing, such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months. If the Company fails to cure the Good Reason event, then the Executive must terminate his or her employment within sixty (60) days following the expiration of the Cure Period.

(l) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon for the termination of the Executive’s employment and the Date of Termination.

(m) “Qualified Termination Event” shall mean (i) outside of the Change in Control Period, a termination of the Executive’s employment by the Company other than for Cause, death or Disability or (ii) during the Change in Control Period, (x) a termination of the Executive’s employment by the Company other than for Cause, death or Disability or (y) the Executive’s resignation from the Company for Good Reason; provided, however, that if Executive is offered another position with the Company or a Subsidiary at substantially the same or higher base salary and within 50 miles of Executive’s primary office location, and Executive declines to accept such position, the resulting termination of Executive’s employment with the Company shall not be considered a Qualified Termination Event.

(n) “Restrictive Covenants Agreement” shall mean the Inventions and Restrictive Covenant Agreement, Inventions, Arbitration and Restrictive Covenant Agreement or a similar agreement entered into between the Executive and the Company.

(o) “Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

2. Term. Other than during the Change in Control Period, the Compensation Committee of the Board of Directors (the “Committee”) may determine at any time that Executive should no longer be eligible for the benefits set forth in this Agreement as a result of a material change in such Executive’s role, resulting in the Executive ceasing to serve as an executive officer of the Company, and, upon such a determination by the Committee, this Agreement shall be terminated for no consideration and such individual shall cease to be eligible to receive the benefits pursuant to this Agreement. In the event that this Agreement is terminated, Executive shall revert to participating in any other severance plan maintained by the Company for which Executive is eligible to participate.

3. Termination Benefits Generally. In the event the Executive’s employment with the Company is terminated for any reason, Executive shall be entitled to receive payment of any Base Salary amounts that have accrued but have not been paid as of the Termination Date and any benefits, including conversion and continuation rights, provided upon termination of employment under the Company’s employee benefit plans and policies (not including any severance, separation pay, or supplemental unemployment benefit plan) in accordance with the terms of such plans and policies (collectively the “Accrued Obligations”), within the time required by law but in no event more than sixty (60) days after the Date of Termination.

4. Termination Not in Connection with a Change in Control. In the event of a termination of the Executive’s employment by the Company other than for Cause, death or Disability at any time other than during the Change in Control Period, with respect to such Executive, in addition to the Accrued Benefits, subject to his or her execution of a general release of claims in favor of the Company and related persons and entities (the “Release”), which shall include provisions relating to confidentiality, return of property, and non-disparagement and a reaffirmation of the Restrictive Covenants Agreement and the Release becoming irrevocable, in no event more than sixty (60) days after the Date of Termination, and subject to the Executive complying with this Agreement and the Release, the Company shall:

(a) pay the Executive an amount equal to the sum of (i) one (1) times Executive’s Base Salary (ii) 100% of the Executive’s annual target bonus in effect immediately prior to the Date of Termination;

(b) accelerate the vesting of any equity awards held by the Executive that were scheduled to vest in the one-month period immediately following the Date of Termination to become fully vested, exercisable or nonforfeitable as of the Date of Termination and to be distributed in accordance with the underlying equity award agreements, provided that if the performance period applicable to any performance-based equity awards is scheduled to expire on or before the one-month anniversary of the Date of Termination, such award will remain outstanding and shall vest to the extent the underlying performance goals are achieved (for the avoidance of doubt, any unvested equity that was scheduled to vest beyond the one-month period following the Date of Termination will be forfeited); and

(c) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company, based on the premiums as of the Date of Termination, until the earlier of (i) twelve (12) months after the Date of Termination and (ii) the date on which the Executive obtains other employment.

The amounts payable under Section 4(a) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months after the Date of Termination, with the first payment commencing within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year no later than the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

5. Termination in Connection with a Change in Control. In the event a Qualified Termination Event occurs within the Change in Control Period, then with respect to such Executive, in addition to the Accrued Benefits, subject to his or her execution and non-revocation of Release and the Release becoming irrevocable, in no event more than sixty (60) days after the Date of Termination, and subject to the Executive complying with this Agreement and the Release, the Company shall:

(a) pay to the Executive an amount equal to the sum of (i) 100% of Base Salary plus (ii) 100% of the Executive’s annual target bonus in effect immediately prior to the Qualified Termination Event (or the Executive’s target bonus in effect immediately prior to the Change in Control, if higher);

(b) accelerate the vesting of 100% of the outstanding and unvested equity awards held by the Executive to immediately become fully vested, exercisable or nonforfeitable as of the Date of Termination and such awards to be distributed in accordance with the underlying equity award agreements; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement; and

(c) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company, based on the premiums as of the Date of Termination, until the earlier of (i) twelve (12) months after the Date of Termination and (ii) the date on which the Executive obtains other employment.

The amounts payable under Section 5(a) shall be paid out in a lump sum within sixty (60) days after the Date of Termination; provided, however, (i) in the event the Date of Termination occurs within three months prior to the Change in Control or (ii) the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code, then the amount payable under Section 5(a) shall be paid at the time specified with respect to Section 4(a); provided, further, if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year no later than the last day of the 60-day period. For the avoidance of doubt, the severance pay and benefits provided in this Section 5 shall apply in lieu of, and expressly supersede, the provisions of Section 4 and Executive shall not be entitled to the severance pay and benefits under both Sections 4 and 5 hereof.

6. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In the event of such reduction, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 6, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7. Restrictive Covenants Agreement. As a condition to entering into this Agreement, each Executive shall continue to comply with the terms and conditions contained in the Restrictive Covenants Agreements or similar agreement entered into between the Executive and the Company.

8. Withholding. All payments made by the Company under this Agreement shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.

9. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Executive’s separation from service, or (ii) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). To the extent that any provision of this Agreement is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). In addition, to the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that a Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, then the amounts payable under Sections 5(b) and 5(c) shall be paid at the same time as set forth in Section 4(a) and 4(b) to the extent required to comply with Section 409A of the Code.

(d) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10. Notice and Date of Termination.

(a) Notice of Termination. A termination of the Executive’s employment shall be communicated by Notice of Termination from the Company to the Executive or vice versa in accordance with this Section 10.

(b) Notice to the Company. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at the following physical or email address:

Veradigm, Inc.

Attention: General Counsel

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

11. No Mitigation. The Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company under this Agreement.

12. Benefits and Burdens. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Executive fails to make such designation).

13. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in this Agreement to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Executive, other than as provided in the Company’s 2019 Stock Incentive Plan, as amended from time to time.

16. No Contract of Employment. Nothing in this Agreement shall be construed as giving any Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of the Executive’s employment with the Company.

17. Amendment. The parties may amend this Agreement by written agreement between the parties.

18. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles.

19. Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

20. Protected Rights. Nothing in this Agreement or otherwise is intended to, or does, prohibit the Executive from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the Equal Employment Opportunity Commission, another other fair employment practices agency, the National Labor Relations Board, the Department of Labor, or the Securities and Exchange Commission (the

“SEC”)); (ii) engaging in other legally-protected activities; (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret(s) of the Company to his attorney and use the trade secret information in the court proceeding, if the Executive (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies or agreements of the Company or any affiliate applicable to the Executive (i) impedes the Executive’s right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires the Executive to provide any prior notice to the Company or its affiliates or obtain their prior approval before engaging in any such communications.

21. Miscellaneous.

(a) The headings of this Agreement are included for convenience and shall not affect the meaning or interpretation of this Agreement.

(b) The invalidity of unenforceability of one or more provisions of this Agreement shall not affect the enforceability of any other provision of this Agreement.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and such counterparts will together constitute one Agreement.

(Signature page to follow)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and attested to and the Executive has set his or her hand as of the date first above written.

VERADIGM, INC.

Shih-Yin Ho
Interim Chief Executive Officer

EXECUTIVE

[_______]